Avnet, Inc. 2211 South 47 Street Phoenix, AZ 85034

   PRESS RELEASE

April 23, 2002

AVNET APPOINTS KPMG AS INDEPENDENT AUDITOR

Phoenix, Arizona — April 23, 2002 – Avnet, Inc. (NYSE:AVT) announced today that its Board of Directors has appointed KPMG LLP as the Company’s independent auditor. KPMG replaces Arthur Andersen LLP and the change is effective immediately.

The selection of KPMG was made after careful consideration of several top-ranked public accounting firms by Avnet’s Board of Directors, its Audit Committee and its management. “We look forward to working with KPMG as our new independent auditor,” said Raymond Sadowski, Senior Vice President and CFO.

“Arthur Andersen has served as Avnet’s independent auditor since 1991 and has provided Avnet with excellent service in a professional manner,” Mr. Sadowski stated. “We would like to publicly thank Arthur Andersen for its work on our behalf over the years, and in particular those individuals with whom we have worked.”

For more information regarding Avnet’s change of auditors, please review the Company’s Form 8-K filing with the Securities and Exchange Commission.

Phoenix-based Avnet Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.

Contact: John Hovis, VP& Director of Investor Relations or Raymond Sadowski, SVP & CFO *
Telephone (480) 643-7294 * Fax (480) 643-7370
Internet: http://www.avnet.com * e-mail: john.hovis@avnet.com